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                                                                    EXHIBIT 99.4


                   CENDANT CORPORATION ANNOUNCES COMPLETION OF
                     $1.15 BILLION REVOLVING CREDIT FACILITY

New York, NY, October 8, 2001--Cendant Corporation (NYSE: CD) today announced that it has completed a $1.15 billion revolving credit facility with a banking group led by J.P. Morgan Chase.

The Company initially sought a $1 billion facility; however, based upon a strong reception by the banking group, the Company increased the facility by an additional $150 million to $1.15 billion.

Cendant's Chairman, President and CEO, Henry R. Silverman stated: "With this facility, we now have $2.9 billion in revolving credit facilities that, along with our strong cash position, provides the Company with considerable liquidity. We are pleased that together with J.P. Morgan Chase we have completed this credit facility in a very difficult environment, owing in part to a banking group comprised of many long-standing relationships."

James B. Lee, Jr., Vice Chairman of J.P. Morgan Chase & Co. stated: "This financing illustrates the confidence the banking community has in Cendant's business model and management team. In the face of recent events, Cendant's diversified business is expected to continue to demonstrate strong growth and generate considerable free cash flow."

The other agent banks are Bank of America, The Bank of Nova Scotia, Citibank, and Credit Lyonnais.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 60,000 employees, New York City-based Cendant provides these services to businesses and consumers in more than 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com or by calling 877-4-INFOCD (877-446-3623).

MEDIA CONTACT:                            INVESTOR CONTACTS:
Elliot Bloom                              Denise Gillen
212-413-1832                              212-413-1833

                                          Sam Levenson
                                          212-413-1834



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